Exhibit to Item 77D
Policies with Respect to Security Investments
Effective February 28, 2014, modifications were made to the investment policies of the RBC Emerging Markets Small Cap Equity
Fund to adjust the market capitalization of securities considered to be small companies by the RBC Emerging Markets
Small Cap Equity Fund.

A description of the modifications made to the RBC Emerging Markets Small Cap Equity Fund is incorporated by reference to the supplement to the Prospectus and Statement of Additional Information filed with the SEC via EDGAR on February 28, 2014. (Accession No. 0000897101-14-000231).